UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
[ ] Definitive Information Statement

                             High Plains Gas, Inc.
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                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount previously paid:_______________________________________

2) Form, Schedule or Registration Statement No.:_________________

3) Filing Party:_________________________________________________

4) Date Filed:___________________________________________________

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
                              High Plains Gas, Inc
                               3601 Southern Dr.
                            Gillette, Wyoming 82718

                             INFORMATION STATEMENT

        Pursuant To Section 14(c) of Securities and Exchange Act Of 1934

                   Approximate Date of Mailing: April 8, 2011

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information Statement is being furnished by the Board of Directors of High Plains Gas, Inc. (the "Company") to the stockholders of record of the Company's common stock at the close of business on March 31, 2011 (the "Record Date"), and is being sent to you to inform you of action which has been approved by the holders of at least a majority of the voting power of the Company outstanding on the Record Date, by written consents without holding a meeting of stockholders. By such written consents, such stockholders approved the following action:

1. To amend our Articles of Incorporation to effect an increase in the Company's authorized shares of common stock to three hundred fifty million (350,000,000) shares.

Our  Board  of  Directors unanimously adopted and approved the proposal on March
24, 2011, and on or about March 24, 2011, we received the written consent, in lieu of a meeting of stockholders, from the holders of a majority of the outstanding shares with the right to vote on these matters. No other votes were required to adopt the Amendment and none are being solicited hereunder. A copy of the Certificate of Amendment to the Articles of Incorporation is attached hereto as Exhibit"A".
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This Information Statement is first being mailed or furnished to stockholders on or about April 8, 2011, and the Amendment described herein will not become effective until at least twenty (20) calendar days thereafter. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

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NO  VOTE  OR  OTHER  CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION WITH
THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

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
                    OUTSTANDING SECURITIES AND VOTING RIGHTS

As of March 24, 2011, the Company had authorized:(1) two hundred fifty million (250,000,000) shares of common stock, $0.001 par value, 165,023,602 of which were issued and outstanding, and (2) twenty million (20,000,000) shares of preferred stock, $0.001 par value, of which none are issued and outstanding.

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of Stockholders. However, under Nevada law, any action that may be taken at any stockholders' meeting may be taken by written consent of the requisite number of stockholders required to take such action. The Amendment requires the affirmative vote or written consent of the holders of a majority of the Company's outstanding common stock.

                              STOCKHOLDERS' RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions proposed and discussed in this Information Statement is authorized by Section 78.320(2) of the Nevada Revised Statutes (the "NRS"). This section provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting, before or after the action, if a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the proposed resolutions as early as possible in order to accomplish the purposes of the Company, the Company chose to obtain the written consent of its stockholders holding a majority of the Company's voting power.

The action described in this Information Statement cannot be taken until at least 20 days after this Information Statement has been first mailed to the Company's stockholders.

                             NO DISSENTERS' RIGHTS

The NRS does not provide for dissenter's rights in connection with any of the actions proposed in this Information Statement.

                                 THE AMENDMENT
GENERAL

The Board has approved, and the stockholders owning a majority of the shares entitled to vote on matters submitted to the stockholders have consented in writing to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to three hundred fifty million (350,000,000) shares.

A copy of the Articles of Amendment effecting the change in authorized shares of Common Stock and the name change, in substantially the form to be filed with the Secretary of State of Nevada, is attached to this Information Statement as Exhibit"A". The stockholders owning a majority of the issued and outstanding
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shares  of  the Common Stock have consented to the increase in authorized shares of Common Stock, which will become effective on or about April 28, 2011 (the "Effective Date").

The Company has taken all action required under Nevada law to approve the Amendment; however, since stockholder approval of the Amendment was obtained by written consent rather than at a stockholders' meeting, Nevada law requires that notice be sent to all non-consenting stockholders notifying them of the actions taken not more than 30 days after the effective date of the consent and the Exchange Act will not permit such filing until the expiration of 20 calendar days from the date hereof. The Articles of Amendment filed with the Nevada Secretary of State will not become effective until the Effective Date, after the expiration of the 20-calendar day period.

STOCKHOLDER APPROVAL PREVIOUSLY OBTAINED

As of March 24, 2011, the Company had 165,023,602 issued and outstanding shares of Common Stock and no issued and outstanding shares of Preferred Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

By written consent dated March 24, 2011 the stockholders owning a majority of the outstanding stock entitled to vote have approved the adoption and implementation of the Amendment. Such action is sufficient to satisfy the applicable requirements of Nevada law that stockholders approve such actions. Accordingly, stockholders will not be asked to take further action on the Amendment at any future meeting and the Board of Directors does not intend to solicit any proxies or consents from any other stockholders in connection with the Amendment.

PURPOSE AND EFFECT OF INCREASE IN COMMON STOCK

The increase of authorized common stock will provide the Company with the ability to issue capital stock in connection with a proposed financing to be completed in connection with the acquisition of assets from J.M. Huber Corporation ("Huber"), more fully described below, as well as any future financing activities or corporate mergers and acquisitions using the Company's capital stock.

When issued, the additional shares of common stock authorized by the amendment will have the same rights and privileges as the shares of common stock currently authorized and outstanding. Holders of common stock have no preemptive rights and, accordingly, shareholders would not have any preferential rights to purchase any of the additional shares of common stock when such shares are issued.

The  Huber  Project  Acquisition

On December 15th, 2010 the Company commenced negotiations with a potential acquisition strategically located near our recent Marathon Oil asset purchase. Our interest in the Huber Project was multi-faceted since management believes that their property is synergistically located relative to the Company's other assets. The Purchase Sales Agreement was negotiated with J. M Huber Corporation and executed on February 3, 2011, providing for a total purchase price of $35,000,000. A total of $2,000,000 in deposits were paid prior to closing. The acquisition is anticipated to close on or about March 31, 2011 (although no assurance can be made that the closing will occur). The Huber properties comprise approximately 313,600 net acres with 93.6% Working Interest (WI) and 75.9% Net Revenue Interest (NRI). According to a Miller & Lents report commissioned by Huber, the properties had about 41,700 Mcf/d of production from approximately 2,300 wells of which 1,735 were active producing wells. The 3P Reserves /Future Net Revenues were identified as 292 Bcf (42% Proved) /$256 million. The approximate date of the report from Miller & Lents was September 2010. The Huber properties are thought to contain 108,700 net undeveloped acres with a substantial inventory of drill locations. The acquisition of Huber allows the Company to continue with its refurbishment focus on the approximately 600 idle wells in the Huber properties as well. The Company will be positioned very well in the Basin with the Marathon Assets and the Huber assets combined. There are many operational synergies that the Company believes exists between the various assets of the Company. Operational cost reduction and production stimulation will be the primary focus of the Company until natural gas pricing justifies a development and drilling program.

Another exciting opportunity that the Company obtains with the Huber properties is related to approximately 150,000 acres of deeper oil mineral rights that comes with the properties. The vast majority of these rights are held by production by the shallower coal bed methane wells. The oil rights generally contain rights to the Minnelusa, Muddy and Niobrara formations. While the monetization and valuation of these rights has not been quantified by the Company, management believes that some value may be created and extracted through its efforts in the future. Increasing interest in the Niobrara formation has increased since Chesapeake Energy recently announced its sale of its Powder River Basin prospective to CNOOC (Chinese National Oil) for $1.3 billion in cash and drilling carries ($4,751 per net acre) on January 31, 2011. The Oil opportunity in the Niobrara would diversify and expose the Company to Oil pricing considerations and would require additional analysis and actions by the management of the Company. Nevertheless, an opportunity for some monetization of benefits from these deep rights may exist.

A proposed financing which the Company is negotiating requires that the Company have additional increased authorized common stock. As a consequence, we are taken the actions referenced herein to file an amendment to our Articles of Incorporation to increase our authorized common stock.

Other  reasons  for  amendment

In addition to closing the Huber Asset transaction, having a substantial number of authorized but unissued shares of common stock that are not reserved for specific purposes will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening an annual meeting of shareholders for the purpose of approving an increase in the Company's capitalization. The issuance of additional shares of common stock may, depending upon the circumstances under which such shares are issued, reduce shareholders' equity per share and may reduce the percentage ownership of common stock by existing shareholders. It is not the present intention of the Board of Directors to seek shareholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by law or regulation.

Potential  antitakeover  effects

The increase in the authorized number of shares of the Company's common stock under the amendment could be used by its Board of Directors to make more difficult, and thereby discourage, delay or prevent, an attempt to acquire control of the Company. For example, the shares could be privately placed with purchasers who might support the Company's Board of Directors in opposing a hostile takeover bid. The issuance of the new shares also could be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal provisions of the Company's articles of incorporation or bylaws. To the extent that it impedes any such attempts, the issuance of shares following the adoption of the amendment may serve to perpetuate existing management. While the amendment may have potential antitakeover effects, it is not prompted by any specific effort or takeover threat currently perceived by the Company's Board of Directors or management. Although under Nevada law our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of its shareholders, its Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of its shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

                           EFFECTIVENESS OF AMENDMENT

The Company reserves the right, upon notice to stockholders, to abandon or modify the proposed Amendment at any time prior to the filing of the Amendment upon consent of the Board and the holders of a majority of the existing stock entitled to vote on matters submitted to the stockholders.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company's common stock as of March 24, 2011. The table shows the amount of shares owned by each person known to the Company who will own beneficially more than five percent of the outstanding shares of any class of the Company's stock, based on the number of shares outstanding assuming completion of the reorganization; each of the Company's Directors and Executive Officers; and all of its Directors and Executive Officers as a group.

                                   NUMBER OF SHARES       PERCENT OF SHARES
     NAME OF                       BENEFICIALLY OWNED(1)  BENEFICIALLY OWNED(2)
     PERSON OR GROUP                                          (BEFORE OFFERING)
     Mark D. Hettinger,
     Chief Operating Officer
     and Director                            47,840,000                   30.0%

     Joseph Hettinger,
     Chief Financial Officer
      and Director                           40,300,000                   24.4%

     Brent M. Cook, Chief
     Executive Officer                     22,500,000(3)                  13.6%

     Brandon Hargett, Vice
     President of Strategy and
     Business Development                  22,500,000(3)                  13.6%

     Gary Davis, Director                             0                      *
     Cordell Fonnesbeck,
     Director                                         0                      *

     Alan R. Smith, Director                          0                      *

     Fletcher International, Ltd.          10,000,000(4)                   5.7%

     All Directors and
     Officers as a Group                    110,640,000                   67.0%

*  Less  than  0.1%
(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, a beneficial owner of securities is a person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through means including the exercise of any option, warrant or conversion of a security.
(2) The percentage of shares owned is based on approximately 165,023,602 shares of common stock outstanding as of March 24, 2011. Also reflects a one for one stock dividend effective December 16, 2010. Where the beneficially owned shares of any individual or group in the following table includes any options, warrants, or other rights to purchase shares, the percentage of shares owned includes such shares as if the right to purchase had been duly exercised.

(3) Reflects 22,500,000 shares held by Current Energy Corporation, of which Mr. Cook and Mr. Hargett may be deemed to be beneficial owners.
(4) Reflects the maximum number of shares issuable to Fletcher International Corporation pursuant to a warrant to purchase up to $5,000,000 in shares issued on March 3, 2011. The warrant exercise price is the lesser of $1.25 per share or the volume weighted average market price for the prior calendar month (with a minimum exercise price of $0.50 per share).

                                  OTHER ACTION

No other action was taken or authorized by the stockholders' written consent to corporate action to which this Information Statement pertains.

                         COSTS OF INFORMATION STATEMENT

This Information Statement has been prepared by the Company and its Board of Directors. The Company will bear the costs of distributing this Information Statement to stockholders, including the expense of preparing, assembling, printing and mailing the Information Statement. Although there is no formal agreement to do so, the Company may reimburse attorneys, banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to stockholders. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this Information Statement if the Board of Directors of the Company determines that this is advisable.

By Order of the Board of Directors

/s/Mark D. Hettinger
--------------------
Mark D. Hettinger, Chairman of the Board of Directors and Chief Operating
Officer

                                  EXHIBIT "A"

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website:  secretaryofstate.biz

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Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)
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             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporation

         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.     Name of corporation:

High Plains Gas, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     FOURTH. The total number of common stock authorized that may be issued by the Corporation is three hundred fifty million (350,000,000) shares of common stock with a par value of one tenth of one cent ($0.001) per share and 20,000,000 shares of preferred stock with a par value of one tenth of one cent ($0.001) per share. To the fullest extent permitted by the laws of the state of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority of those authorized

4.     Effective date of filing (optional):

5.     Officer signature (required):  /s/Brent M. Cook
                                      ----------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of the shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.